SCHEDULE 14(a) INFORMATION


           Proxy Statement Pursuant to Section 14(a) of the Securities

                              Exchange Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant:
Check the appropriate box:

[ ] Preliminary proxy statement

[X] Definitive proxy statement

[ ] Definitive  addition materials

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                                FIBERSTARS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                FIBERSTARS, INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
[X]  No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)     Title of each class of securities to which transaction applies: N/A

(2)     Aggregate number of securities to which transactions applies: N/A

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A

(4)     Proposed maximum aggregate value of transaction: N/A

(5)     Total fee paid: N/A

TM      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)     Amount previously paid: N/A

(2)     Form, schedule or registration statement no.: N/A

(3)     Filing party: N/A

(4)     Date filed: N/A

-------------------------------
*Set forth the amount on which the filing fee is calculated and state how it was determined.

                                FIBERSTARS, INC.
                               2883 Bayview Drive
                            Fremont, California 94538


                    Notice Of Annual Meeting Of Shareholders
                       To Be Held Wednesday, May 21, 1997


TO THE SHAREHOLDERS:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Fiberstars, Inc. (the "Company") will be held on Wednesday, May 21, 1997, at 6:00 P.M., local time, at the Holiday Inn, San Jose North (Milpitas/Silicon
Valley) Milpitas, 777 Bellew Drive, Milpitas, California 95035, for the following purposes:

          1. To elect eight (8) directors to serve for the ensuing year and until their successors are elected and qualified;

          2. To consider and vote upon a proposal to increase the number of shares of the Company's Common Stock reserved for issuance under its 1994 Stock Option Plan.

          3.   To ratify  the  appointment  of Coopers & Lybrand  L.L.P.  as the
               Company's   independent  auditors  for  the  fiscal  year  ending
               December 31, 1997; and

          4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only shareholders of record at the close of business on April 4, 1997 are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.




                                                  FOR THE BOARD OF DIRECTORS

                                                  /s/ WILLIAM C. LAPWORTH
                                                  ------------------------------
                                                  WILLIAM C. LAPWORTH
                                                  Secretary

Fremont, California
April 22, 1997


IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying post-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                                FIBERSTARS, INC.
                               2883 Bayview Drive
                            Fremont, California 94538



            INFORMATION CONCERNING SOLICITATION AND VOTING OF PROXIES


General

         The enclosed Proxy is solicited on behalf of the Board of Directors of Fiberstars, Inc., a California Corporation ("Fiberstars" or the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on May 21, 1997, or at any adjournments or postponements thereof, for the purposes set forth herein and in an accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Holiday Inn, San Jose North (Milpitas/Silicon Valley), 777 Bellew Drive, Milpitas, California 95035.

         The date of this Proxy Statement is April 22, 1997, the approximate date on which this Proxy Statement and accompanying form of proxy were first sent or given to Shareholders. The cost of soliciting these proxies will be borne by the Company. Regular employees and directors of the Company may solicit proxies in person, by telephone, or by mail. No additional compensation will be given to employees or directors for such solicitation. The Company will request brokers and nominees who hold stock in their names to furnish proxy material to beneficial owners of the shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation material to such beneficial owners.

Revocability of Proxies

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use either by delivering to the Company (2883 Bayview Drive, Fremont, California 94538, Attention: William C. Lapworth) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. If a proxy is properly signed and not revoked, the shares it represents will be voted in accordance with the instructions of the shareholder.

Voting

         Generally, each share of Common Stock entitles its holder to one vote on matters to be acted upon at the Annual Meeting, including the election of directors. However, if, prior to the voting to elect directors, any shareholder gives notice at the Annual Meeting of his or her intention to cumulate his or her votes, and if the names of the candidate or candidates for whom that shareholder intends to vote have been placed in nomination prior to the voting, then all shareholders may cumulate their votes for candidates in nomination. This means that each shareholder may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds, or such shareholder may distribute that total number of votes among as many candidates as he or she thinks fit. The person authorized to vote shares represented by executed proxies in the enclosed form (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the nominees as he may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has not been withheld. On all matters except the election of directors, each share carries one vote.

         Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Company's transfer agent, which will act as Inspector of Elections. The Inspector of Elections will also determine whether or not a quorum is present. Except with respect to the election of directors and except in certain other specific circumstances, the affirmative vote of a majority of shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) is required under

California law for approval of proposals presented to shareholders. In general, California law also provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote.

         The shares represented by the proxies received, properly marked, signed, dated and not revoked will be voted at the Annual Meeting. Where such proxies specify a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications made. Any proxy in the enclosed form which is returned but is not marked will be voted FOR the election of directors, FOR approval of the proposal to amend the 1994 Stock Option Plan to increase the number of shares of the Company's Common Stock reserved for issuance under the Plan, FOR the ratification of the appointment of the designated independent auditors, and as the proxy holders deem advisable on other matters that may come before the meeting. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will not be considered as voting with respect to that matter. While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

Record Date and Share Ownership

         Only shareholders of record at the close of business on April 4, 1997 will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of the record date, there were 3,412,721 shares of common stock of the Company, par value $.0001 per share ("Common Stock"), issued and outstanding.

                      PROPOSAL NO. 1: ELECTION OF DIRECTORS

Nominees

         Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below, regardless of whether any other names are placed in nomination by anyone other than one of the proxy holders. If the candidacy of anyone or more of such nominees should, for any reason, be withdrawn, the proxy holders will vote in favor of the remainder of those nominated and for such substituted nominees, if any, as shall be designated by the proxy holders, or the number of directors to be elected at this time may be reduced by the Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

         If a quorum is present and voting, the nominees receiving the highest number of votes will be elected as directors at the Annual Meeting to serve until the next Annual Meeting and until their respective successors are elected or appointed. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for purposes of determining if a quorum is present.

         As of the date of the Annual Meeting, the Company's Bylaws will provide for the election of eight (8) directors. The names of the nominees, their ages as of April 22, 1997, and their backgrounds are set forth below.

Name                                 Age                     Director Since
----                                 ---                     --------------

John B. Stuppin                       63                          1993
David N. Ruckert                      59                          1987
Theodore L. Eliot, Jr.                69                          1994
Michael D. Ernst                      46                          1985
Michael Feuer, Ph.D.                  54                          1991
B.J. Garet                            69                          1995
Paul Wang                             55                          1991
Philip Wolfson                        53                          1987


         Mr. Stuppin joined the Company as a director in February 1993 and was elected Chairman of the Board in May 1995. Since September 1987, Mr. Stuppin has served in various executive capacities with Neurological Technologies, Inc. ("NTI"), a biomedical development company he co-founded, and he currently serves as a director of NTI. Mr. Stuppin also has been an investment banker and a venture capitalist, with over 25 years of experience in the founding and management of companies active in emerging technologies. He also is a director of Redwood Empire Bancorp.

         Mr. Ruckert joined the Company in November 1987 as President, Chief Operating Officer and a director. He has served as Chief Executive Officer of the Company since October 1988 and served as Secretary of the Company from February 1990 to February 1994. From June 1985 to October 1987, he was Executive Vice President of Greybridge, a toy company which he co-founded and that was acquired by Worlds of Wonder in 1987. Prior to that time, he was Executive Vice President of Atari from October 1982 to June 1984 and was a Manager/Vice
President of Bristol-Myers Company in New York from October 1966 to October 1982. Mr. Ruckert is also a director of Fiberstars Australasia Pty Ltd., a joint venture of the Company.

         Mr. Eliot has served as a director of the Company since May 1994. Mr. Eliot retired from the United States Department of State in 1978 with the rank of Ambassador. He served as the Dean of the Fletcher School of Law and Diplomacy from 1979 to 1985 and as Secretary General for the United States of the Bilderberg Meetings from 1981 to October 1993. Mr. Eliot also is a director of Raytheon Company and NTI, a biomedical development company.

         Mr. Ernst has served as a director of the Company since 1985. Since January 1996, Mr. Ernst has been Executive Vice President of Metropolis Electronic Media, Inc., an internet publishing company. From October 1988 through December 1992 and from January 1994 through December 1995, Mr. Ernst served as Executive Vice President and Senior Vice President of the Company, responsible for the Company's medical products. Mr. Ernst also served as a consultant to the Company from January 1993 through December 1993, and from January 1996 through June 1996.

         Dr. Feuer has served as a director of the Company since October 1991. Since March 1992, Dr. Feuer has been president of Santa Clara Associates, Inc., and a general partner of Pacific Technology Fund, a venture capital firm in Santa Clara, California. Prior to that time, Dr. Feuer was a technical partner of Santa Clara Associates, Inc., from September 1987 to February 1992. From April 1986 to September 1987, Dr. Feuer was President of Micro Integration Corp., an integrated circuit company. From January 1984 to April 1986, he served as Vice President, Engineering at Mentor Graphics, an electronic design automation company.

         Mr. Garet has served as a director of the Company since December 1995. From 1984 until his retirement in 1993, Mr. Garet served as Chairman of Hanson Lighting Group and Chief Executive Officer of USI Lighting. From 1973 to 1984, he served in several executive capacities with U.S. Industries, Inc., a diversified manufacturer of lighting and other products, where his responsibilities included eight operating divisions.

         Mr. Wang has served as a director of the Company since May 1991. He founded and has served as President of Chailease Venture Capital since January 1991. Prior to that time, Mr. Wang served as Chief Executive Officer of Grand Pacific Investment and Management Co., in Taiwan since July 1990. From July 1989 to March 1990, Mr. Wang served as President and Chief Executive Officer of K&C Technologies, a system integration company in Taiwan.

         Dr. Wolfson has served as a director of the Company since January 1986. Dr. Wolfson has also served as a director and a consultant to NTI, a biomedical development company. He has been Assistant Clinical Professor at the University of California School of Medicine in San Francisco since 1986. Dr. Wolfson has maintained a private practice in psychiatric medicine since 1982.

Board Meetings and Committees

         The Board of Directors held a total of eight (8) meetings during the fiscal year ended December 31, 1996. The Board of Directors has an Audit and Finance Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

         The Audit and Finance Committee of the Board of Directors, which currently consists of directors Eliot, Feuer, Garet, and Stuppin, held one (1) meeting during fiscal year 1996. Mr. Wolfson's resignation from the Audit and Finance Committee was accepted by the Board of Directors following his participation at the committee meeting on February 9, 1996. The Audit and Finance Committee reviews the results and scope of the audit and other services provided by the Company's independent auditors, and reviews the management of the Company's investments.

         The Compensation Committee of the Board of Directors currently consists of directors Eliot, Feuer, Garet, Stuppin and Wolfson, and held three (3) meetings during fiscal year 1996. The Compensation Committee makes recommendations concerning salaries and incentive compensation for employees of the Company and administers the Company's stock plans and determines the terms and conditions of stock option grants.

         No incumbent director, except for Mr. Ernst and Mr. Wang, attended fewer than seventy-five percent of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board of Directors on which he serves.

Director Compensation

         Each non-employee director receives $250 per Board or Committee meeting attended to cover out-of-pocket expenses incurred in connection with such attendance. During the fiscal year ended December 31, 1996, Messrs. Eliot, Ernst, Feuer, Garet, Stuppin and Wolfson received aggregate payments of $1,750, $1,250, $2,000, $2000, and $2,000, respectively, for their services as directors.

         Following his appointment as a director in June 1994, Mr. Eliot was granted an option to purchase 10,000 shares of Common Stock at an exercise price of $4.50 per share, which option has a ten-year term and vests in four equal installments on the first four anniversaries of the date of his appointment to the Board. Upon the effective date of the 1994 Directors' Stock Option Plan, each of Messrs. Feuer, Eliot, Stuppin, Wang and Wolfson was automatically granted an option to purchase 5,000 shares of Common Stock at an exercise price of $4.50 per share, which options have ten-year terms and vest in twelve equal monthly installments following the date of grant of the option. Dr. Wolfson, under a consulting agreement with the Company dated August 25, 1994, received an option to purchase 10,000 shares of the Company's Common Stock at an exercise price of $5.875 per share (which was the fair market value of the Company's Common Stock on the date of grant), which option vests in four equal installments on the first four anniversaries of the date of the consulting agreement. Dr. Wolfson does not receive any other compensation under the consulting agreement. Subsequently, options have been granted automatically under the Company's 1994 Directors' Stock Option Plan as follows, all of which options have ten-year terms, vest in twelve equal monthly installments following the date of grant of the option and have exercise prices equal to the fair market value of the Company's Common Stock on the date of grant: Options to purchase 5,000 shares each to Messrs. Stuppin, Eliot, Feuer, Wang and Wolfson upon their election to the Board of Directors in May 1995 at an exercise price per share of $5.625; options to purchase 5,000 shares each to Messrs. Stuppin, Eliot, Ernst, Feuer, Garet, Wang and Wolfson upon their election to the Board of Directors in May 1996 at an exercise price per share of $5.125; an option to purchase 10,000 shares to Mr. Garet upon his appointment as a director in December 1995 at an exercise price of $4.00 per share; and an option to purchase 10,000 shares to Mr. Ernst upon his becoming a non-employee director in January 1996 at an exercise price of $4.125 per share.

Required Vote

         Eight (8) persons have been nominated by the Board of Directors for election as directors at the Annual Meeting to serve until the next Annual Meeting and until their respective successors are elected or appointed. The eight (8) nominees receiving the highest number of votes at the Annual Meeting will be elected as directors of the Company.

Recommendation of the Board of Directors

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES LISTED ABOVE.

         PROPOSAL NO. 2: APPROVAL OF AMENDMENT TO 1994 STOCK OPTION PLAN

General

         The Company's 1994 Stock Option Plan was adopted by the Board of Directors and approved by the shareholders in 1994 (the "Option Plan"). Prior to the meeting of the Board of Directors on December 6, 1996, an aggregate of 116,269 shares were available for grants under the Option Plan. Of the shares available for grant, 34,119 shares were originally issuable pursuant to options granted under the Company's 1988 Stock Option Plan, which options were canceled, such that they were then available for grant under the Option Plan pursuant to its terms. On December 6, 1996 the Board of Directors amended the Option Plan, subject to shareholder approval, to increase by 500,000 shares from 350,000 to 850,000 the number of shares of Common Stock reserved for issuance under the Option Plan.

         The shareholders are being asked to approve the amendment to increase the number of shares of Common Stock reserved for issuance under the Option Plan. The Board of Directors believes that the availability of an adequate stock option program is an important factor in attracting and retaining qualified officers, employees and consultants essential to the success of the Company and in aligning their long-term interests with those of the shareholders.

Description of Plan

         The following summary of the Option Plan is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any shareholder upon request.

General

         The Option Plan provides for the grant of incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonstatutory stock options. As of April 4, 1997, none of the options to purchase Common Stock granted under the Option Plan had been exercised, options to purchase an aggregate of 552,850 shares remained outstanding, and options to purchase 331,269 shares remained available for future grant under the Option Plan. Of the shares available for grant, 34,119 shares were originally issuable pursuant to options granted under the Company's 1988 Stock Option Plan, which options were canceled, such that they were then available for grant under the Option Plan pursuant to its terms.

Shares Subject to Plan

         The shareholders have previously authorized the reservation of an aggregate of 350,000 shares of the Company's authorized but unissued or reacquired shares of Common Stock for issuance upon the exercise of options granted under the Option Plan. On December 6, 1996, the Board of Directors amended the Option Plan to increase this share reserve by 500,000 shares to an aggregate of 850,000 shares. The Option Plan permits the issuance of reacquired shares as well as previously unissued shares. In addition, the Option Plan permits the issuance of shares subject to options granted under the 1988 Stock Option Plan which expire or are cancelled. As of April 4, 1997, there were 200,950 shares subject to outstanding options under the 1988 Stock Option Plan. The Option Plan imposes a limit under which no employee may receive in any fiscal year options to purchase in excess of 750,000 shares (the "Grant Limit"). Appropriate adjustments will be made to the shares subject to the Option Plan, to the Grant Limit, and to outstanding options upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company. To the extent that any outstanding option under the Option Plan expires or terminates prior to exercise in full or if shares issued upon exercise of an option are repurchased by the Company, the shares of Common Stock for which such option is not exercised or the repurchased shares are returned to the Option Plan and become available for future grant.

Administration

         The Option Plan is administered by the Board of Directors or a duly appointed committee of the Board (hereinafter referred to as the "Board"). Subject to the provisions of the Option Plan, the Board determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability of each option or the vesting of shares acquired upon the exercise of an option, including the effect thereon of an optionee's termination of service, the exercise price of and the type of consideration to be paid to the Company upon the exercise of each option, the duration of each option, and all other terms and conditions of the options. The Option Plan also authorizes the Board to delegate to the Chief Executive Officer or the Chief Financial Officer the power to grant options for up to 2,000 shares per fiscal year to any eligible person other than an officer or director of the Company.

         The Option Plan authorizes the Board to amend, modify, extend, renew or grant a new option in substitution for, any option, to waive any restrictions or conditions applicable to any option or any shares acquired upon the exercise thereof, and to accelerate, continue, extend or defer the exercisability of any option or the vesting of any shares acquired upon the exercise of an option, including with respect to the period following an optionee's termination of service with the Company. The Option Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the Option Plan. The Board will interpret the Option Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Option Plan or any option.

Eligibility

         Options may be granted under the Option Plan to employees, directors and consultants of the Company or of any present or future corporations affiliated with the Company. As of April 4, 1997, the Company had approximately fifty-five (55) employees, including seven (7) executive officers. The five directors currently serving on the Compensation Committee are ineligible under the Option Plan. The Option Plan also permits options to be granted to prospective employees and consultants in connection with written offers of employment or engagement, provided that such options may not become exercisable prior to the individual's commencement of service. While any person eligible under the Option Plan may be granted a nonstatutory option, only employees may be granted incentive stock options.

Terms and Conditions of Options

         Each option granted under the Option Plan is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the plan. The exercise price of each option granted under the Option

Plan must equal at least the fair market value of a share of the Company's Common Stock on the date of grant. The exercise price of any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a "Ten Percent Shareholder") must be at least 110% of the fair market value of a share of the Company's Common Stock on the date of grant. The Board determines the fair market value of the Company's Common Stock in its sole discretion.

         The option exercise price may be paid in cash, by check, or in cash equivalent, by tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares of Common Stock being acquired upon the exercise of the option, by means of a promissory note, by any other lawful consideration approved by the Board, or by any combination of these forms of payment. Nevertheless, the Board may restrict the forms of payment permitted in connection with any option grant.

         Option grants under the Option Plan become exercisable and vested at such times and subject to such conditions as specified by the Board. Generally, options granted under the Option Plan become exercisable in installments over a period of time specified by the Board at the time of grant, subject to the optionee's continued services with the Company. However, the Board also may grant options that are exercisable immediately on and after the date of grant, subject to the right of the Company to reacquire at the optionee's exercise price any unvested shares held by the optionee under termination of service or if the optionee attempts to transfer any unvested shares. Shares acquired under such options generally vest in installments subject to the optionee's continued service. The Option Plan provides that the maximum term of an incentive stock option is ten years unless granted to a Ten Percent Shareholder, in which case the maximum term is five years. Consistent with the Code, the Option Plan does not limit the terms of a nonstatutory stock option. Options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee. However, under the Option Plan, a nonstatutory stock option may be assignable or transferable to the extent permitted by the Board and set forth in the option agreement.

Transfer of Control

         The Option Plan provides that, in the event of (i) a sale or exchange by the shareholders in a single or series of related transactions of more than 50% of the Company's voting shock, (ii) a merger or consolidation in which the Company is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company wherein, upon any such event, the shareholders of the Company immediately before such event do not retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred (a "Transfer of Control"), any unexercisable or unvested portion of the outstanding options will become immediately exercisable and vested in full prior to the Transfer of Control unless the acquiring or successor corporation assumes the Company's rights and obligations under the outstanding options or substitutes substantially equivalent options for such corporation's stock. To the extent that the options outstanding under the Option Plan are not assumed, substituted for, or exercised prior to the Transfer of Control, they will terminate.

Termination of Amendment

         The Option Plan will continue in effect until the earlier of its termination by the Board or the date on which all shares available for issuance under the Option Plan have been issued and all restrictions on such shares under the terms of the plan and the option agreements have lapsed, provided that all incentive stock options must be granted within ten years of April 28, 1994, the date on which the Board approved the Option Plan. The Option Plan further provides that the period for granting incentive stock options will be extended to a period of ten years following any subsequent approval of an increase in the maximum number of shares issuable under the Option Plan. Thus, if the Shareholders approve the proposed increase in the Option Plan's shares reserve, the period for granting incentive stock options will be extended to May 21, 2007. The Board may terminate or amend the Option Plan at any time. However, subject to changes in the law that would permit otherwise, without shareholder approval, the Board may not amend the Option Plan to increase the total number of shares of Common Stock issuable thereunder, change the class of persons eligible or receive incentive stock options, or expand the class of persons eligible to receive nonstatutory stock options. No amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve the option's status as an incentive stock option or is necessary to comply with any applicable law.

Summary of United States Federal Income Tax Consequences

         The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options

         An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the determination date (see discussion under "Nonstatutory Stock Options" below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying dispositions of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

         The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under "Nonstatutory Stock Options" below) is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options

         Options not designated or qualifying as incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares are transferable or (ii) the date on which the shares are not subject to a substantial risk of forfeiture. If the determination is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

Vote Required and Board of Directors' Recommendation

         The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting of Shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes each will be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal.

         The Board of Directors believes that the proposed amendment to the Option Plan to increase to 850,000 the shares of Common Stock reserved for issuance under the plan described above is in the best interests of the Company and the shareholders.

         THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE OPTION PLAN TO INCREASE THE SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE PLAN TO 850,000 SHARES.

       PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has appointed the firm of Coopers & Lybrand L.L.P., independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 1997, and recommends that shareholders vote for ratification of this appointment. In the event the shareholders do not ratify such appointment, the Board of Directors will reconsider its selection.

         The ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent auditors requires the affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

Recommendation of the Board of Directors

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P., AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1997.

             SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of April 4, 1997 as to (i) each person known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company or director nominee who beneficially owns shares, (iii) each of the executive officers of the Company named in the Summary Compensation Table, and (iv) all executive officers and directors of the Company as a group.



                                           Shares Beneficially Owned
                                           -------------------------
                                                          Percent
Name and Address (1)                        Number       of Total
--------------------                        ------      ----------
Pacific Technology Fund(2)
Michael Feuer

c/o Santa Clara Associates,
P.O. Box 1704
Palo Alto, CA 94302-1704..................  737,391        21.4

Lindner Growth Fund
7711 Carondelet Avenue, Suite 700
P.O. Box 16900
St. Louis, MO 63105.......................  288,100        8.4

Chailease Venture Capital Co., Ltd. (3)
Paul Wang
420 Fu-Hsin North Road, Sixth Floor
Taipei, Taiwan, R.O.C.....................  216,893        6.3

David N. Ruckert (4)
798 Lakeshore Drive
Redwood City, CA 94065....................  178,073        5.1

Michael D. Ernst (5)......................  162,074        4.7

George  K.Awai(6).........................  139,073        4.1

Philip Wolfson (7)........................  118,342        3.4

John B. Stuppin (8).......................   64,166        1.9

Barry R. Greenwald (9)....................   41,489        1.2

J. Steven Keplinger (10)..................   32,217         *

Theodore L. Eliot, Jr. (11)...............   23,500         *

B.J. Gatet (12)...........................   15,000         *

J. Arthur Hatley (13).....................    2,616         *

All officers and directors as a group
(14 persons)(14)..........................  1,747,492    46.3

------------------
*  Less than one percent.

1) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

2) Includes 700,123 shares held by Pacific Technology Fund, of which Dr. Feuer is a general partner, and as to which Dr. Feuer disclaims beneficial ownership. Also includes 28,802 shares subject to outstanding stock options held by Dr. Feuer that are exercisable on or before June 3, 1997.

3) Includes 189,393 shares held by Chailease Venture Capital Co., Ltd., of which Mr. Wang is a general partner. Also includes 27,500 shares subject to outstanding stock options held by Mr. Wang that are exercisable on or before June 3, 1997.

4) Includes 94,000 shares subject to outstanding stock options exercisable on or before June 3, 1997.

5) Includes 27,500 shares subject to outstanding stock options exercisable on or before June 3, 1997.

6) Includes 4,166 shares subject to outstanding stock options exercisable on or before June 3, 1997.

7) Includes 45,000 shares owned by certain trusts of which members of Dr. Wolfson's family are beneficiaries and Dr. Wolfson is a trustee, and as to which Dr. Wolfson disclaims beneficial ownership. Also, includes 32,500 shares subject to outstanding stock options exercisable on or before June 3, 1997 as well as 12,500 shares subject to a fully exercisable warrant.

8) Includes 27,500 shares subject to outstanding stock options exercisable on or before June 3, 1997.

9) Includes 38,914 shares subject to outstanding stock options exercisable on or before June 3, 1997.

10) Includes 30,331 shares subject to outstanding stock options exercisable on or before June 3, 1997.

11) Includes 1,000 shares owned by the Eliot Trust, of which Mr. Eliot is a beneficiary. Also, includes 22,500 shares subject to outstanding stock options exercisable on or before June 3, 1997.

12) Includes 15,000 shares subject to outstanding stock options exercisable on or before June 3, 1997.

13) Includes 1,250 shares subject to outstanding stock options exercisable on or before June 3, 1997.

14) Includes 700,123 shares owned beneficially by Pacific Technology Fund and 189,393 shares held by Chailease Venture Capital Co., Ltd. See footnotes 2 and 3 above. Also includes an aggregate of 362,463 shares subject to outstanding stock options exercisable on or before June 3, 1997, and 12,500 shares subject to a fully exercisable warrant.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS


Summary Compensation Table

         The following table sets forth all  compensation  paid to the Company's
Chief Executive Officer and certain other executive officers whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 1996.

                                                   Summary Compensation Table

                                                                                     Long-Term
                                                                                   Compensation
                                                                                  -------------
                                              Annual Compensation                     Awards
                                      --------------------------------             ------------
                                                                                    Securities
                                                                                    Underlying          All Other
Name and Principal Position    Fiscal Year           Salary             Bonus      Options/ SARs(#)    Compensation(1)
---------------------------    -----------          --------            -----     -----------------   ----------------
David N. Ruckert                    1996            $156,000             --            50,000             $4,188
President and Chief                 1995            $156,000             --            50,000             $3,635
Executive Officer                   1994            $144,750             --            50,000             $3,081

Barry Greenwald                     1996             $70,000           $76,620         15,000               $690
Senior Vice President, Pool         1995             $70,000           $97,247           --                 $570
& Spa Division                      1994             $70,000           $77,437         42,000               $445

J. Steven Keplinger                 1996            $115,000             --            33,000               $378
Senior Vice President,              1995            $100,000           $10,000         12,000               $350
Operations & Retail Products        1994             $93,000             --            24,000               $321

George K. Awai                      1996            $106,000             --            15,000               $498
Vice President, Research            1995            $106,000             --              --                 $459
and Development                     1994             $96,000             --              --                 $420

J. Arthur Hatley (2)                1996             $69,000           $36,624         10,000                --
Vice President, General             1995                --               --              --                  --
Manager- Lighting
Manager - Commercial                1994                --               --              --                  --
Lighting

(1) Represents premiums paid on life insurance policies for the officer's benefit.

(2) Mr. Hatley was promoted to the position of Vice President in December 1996. Amounts include all compensation paid to Mr. Hatley for 1996, including prior to his promotion to an executive officer.

                                       12


         The following  table sets forth certain  information for the year ended
December 31, 1996 with respect to stock options granted to the individuals named in the Summary Compensation Table above.


                                                  Option/SAR Grants in Fiscal Year 1996

                                                    Individual Grants in Fiscal 1996
                        -----------------------------------------------------------------------------------------------
                        Number of Securities     % of Total Options/ SARs
                         Underlying Options/      Granted to Employees in
                         SARs Granted(#)(1)             Fiscal Year            Exercise or Base
        Name             ------------------        -----------------------    Price ($/Share)(2)     Expiration Date(3)
----------------                                                             -------------------     ------------------
David N. Ruckert               50,000                      32.5%                     $4.75               12/06/01

Barry Greenwald                15,000                      9.7%                      $4.75               12/06/01

J. Steven Keplinger            33,000                      21.5%                     $4.75               12/06/01

George K. Awai                 15,000                      9.7%                      $4.75               12/06/01

J. Arthur Hatley               10,000                      6.5%                      $4.75               12/06/01


(1) Such stock options vest as to 25% of the shares covered by the respective options on each anniversary of the grant date, becoming fully vested on the fourth anniversary of the date of grant. Under the terms of the Company's 1994 Stock Option Plan, the Board of Directors retains the discretion, subject to certain limitations within the Option Plan, to modify, extend, or renew outstanding options and to reprice outstanding options, and to accelerate the vesting of options in the event of any merger, consolidation, or reorganization in which the Company is not the surviving corporation. Options may be repriced by canceling outstanding options and reissuing new options with an exercise price equal to the fair market value on the date of reissue which may be lower than the original exercise price of such canceled options.

(2) The exercise price on the date of grant was equal to 100% of the fair market value on the date of grant.

(3) Subject to earlier termination upon certain events related to termination of employment.



Option Exercises and Fiscal 1996 Year End Value

         The following table provides certain information concerning exercises of options to purchase the Company's Common Stock in the fiscal year ended
December 31, 1996, and unexercised options held as of December 31, 1996, by the persons named in the Summary Compensation Table.

               Aggregate Options/SAR Exercises in Last Fiscal Year
                     and Fiscal Year-End Option/SAR Values

                                                                 Number of Securities          Value of Unexercised
                                                                Underlying Unexercised     In-the-Money Options/SARs
                                                                Options/SARs at Fiscal                  at
                                                                     Year End (#)             Fiscal Year-End ($)(1)
                        Shares Acquired                         ----------------------     -------------------------
        Name            on Exercise (#)   Value Realized ($)   Exercisable / Unexercisable  Exercisable / Unexercisable
        ----            ---------------   ------------------   ---------------------------  ---------------------------
David N. Ruckert               0                  0                81,500 / 112,500                $152,900 / $0

Barry Greenwald                0                  0                37,248 / 38,082                  $56,462 / $7,235

Steven Keplinger               0                  0                25,665 / 49,666                  $57,911 / $5,790

George K. Awai                 0                  0                 4,166 / 15,000                  $14,447 / $0

J. Arthur Hatley               0                  0                 1,250 / 13,750                       $0 / $0

                                       13


(1) Based upon the closing price of the Company's Common Stock on the Nasdaq National Market on the last trading day of fiscal 1996, which was $4.375.

1994 Directors' Stock Option Plan

         The 1994 Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Board of Directors in April 1994 and by the Company's shareholders in May 1994. A total of 150,000 shares of Common Stock has been reserved for issuance under the Directors' Plan. The Directors' Plan provides for the grant of nonstatutory stock options to nonemployee directors of the Company. The Directors' Plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the Board of Directors.

         Each person who first becomes a nonemployee director of the Company will be granted an option (an "Initial Option") to purchase 10,000 shares of Common Stock on the date on which the optionee first becomes a nonemployee director of the Company. Thereafter, on the date of each Annual Meeting of the Company's shareholders at which each nonemployee director is elected to the Board, such person will be granted an additional option to purchase 5,000 shares of Common Stock, provided that on such date, he or she shall have served on the Company's Board of Directors for at least three months prior to the date of such Annual Meeting. Initial grants under the plan were conditioned and effective upon the Company's initial public offering in August, 1994.

         The Directors' Plan provides that each option granted thereunder becomes exercisable in twelve equal monthly installments following the date of grant. The exercise price of all stock options granted under the Directors' Plan will be equal to the fair market value of a share of the Company's Common Stock on the date of grant of the option, which is defined to be the closing sale price of the Company's Common Stock on the Nasdaq National Market on such date. Options granted under the Directors' Plan have a term of ten years.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In 1987, the Company loaned David N. Ruckert, an officer and director, the amount of $75,000 in connection with the purchase of shares of Common Stock. The loan, which bears interest at the rate of 9% per year, is due on December 9, 1997 or upon any earlier termination of Mr. Ruckert's employment with the Company.

         In 1996, the Company made certain loans to Barry R. Greenwald, an officer, in the aggregate amount of $125,000, and bearing interest at the rate of 8% per year in connection with his purchase of a permanent residence. The loans were secured by all shares of the Company's common stock subject to stock options owned by Mr. Greenwald. On March 25, 1997, the loans were restructured as one loan, which bears interest at 8% per year, compounded monthly. The loan is repayable in monthly installments of principal and accrued interest and is due in full on December 31, 1999, or upon any earlier termination of Mr. Greenwald's employment with the Company. The loan is secured by all shares of the Company's common stock owned by Mr. Greenwald acquired pursuant to the terms of the Company's 1994 Employee Stock Purchase Plan, the Company's 1988 Stock Option Plan and 1994 Stock Option Plan, and any shares issuable or potentially issuable pursuant to the 1988 Stock Option Plan and 1994 Stock Option Plan. The outstanding principal balance of the loan as of April 4, 1997 was $119,000.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

         With the exception of the inadvertent failure to timely file a Form 4 with respect to Michael Feuer, a director of the Company, which failure was subsequently corrected, to the Company's knowledge, based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were timely met.

                  DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

         Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company's 1998 Annual Meeting of Shareholders must be received by the Company no later than December 23, 1997 to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, then the persons named in the enclosed form of proxy will vote the shares they represent in such manner as the Board may recommend.


                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /S/ DAVID N. RUCKERT
                                          --------------------------------------
                                          DAVID N. RUCKERT
                                          President,  Chief  Executive  Officer,
                                          Chief Operating Officer and Director


Dated:  April 22, 1997

                                                                      Appendix A

                                FIBERSTARS, INC.

                    Proxy for Annual Meeting of Shareholders
                      -------------------------------------

     The undersigned hereby appoints David N. Ruckert, John B. Stuppin and William C. Lapworth, or any of them, proxy and attorney-in-fact, with full power to designate a substitute representative, to represent the undersigned and to vote all of the shares of stock in Fiberstars, Inc., a California corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of the Shareholders of the Company to be held at the Holiday Inn, San Jose North (Milpitas/Silicon Valley), 777 Bellew Drive, Milpitas, California 95035, Wednesday, May 21, 1997 at 6:00 P.M. local time, and at any adjournment thereof as hereinafter specified upon the proposals listed below and as more particularly described in the Proxy Statement of the Company dated April 22, 1997 (the "Proxy Statement"), receipt of which is hereby acknowledged.

     1. A vote FOR the election of the following individuals is recommended by the Board of Directors:

     (INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

    Theodore L. Eliot, Jr.   Michael D. Ernst    Michael Feuer, Ph.D.
    B.J. Garet               David N. Ruckert    John B. Stuppin      Paul Wang
    Philip Wolfson

              [  ] FOR            [  ] WITHHOLD AUTHORITY           [  ] ABSTAIN

     2. A vote FOR the approval of the proposal to amend the 1994 Stock Option Plan (the "Plan") to increase the number of shares of the Company's Common Stock reserved for issuance under the Plan is recommended by the Board of Directors.

              [  ] FOR            [  ] AGAINST                      [  ] ABSTAIN

     3. A vote FOR the ratification of the appointment of Coopers & Lybrand L.L.P. as the company's independent auditors for the year ending December 31, 1997 is recommended by the Board of Directors.

              [  ] FOR            [  ] AGAINST                      [  ] ABSTAIN

     The  shares  represented   hereby  will  be  voted  as  specified.   If  no
specification is made, such shares will be voted FOR the above proposals 1, 2 and 3.

Dated:  ________ , 1997          Signature(s) __________________________________

(Be sure to date Proxy)          _______________________________________________

                                 _______________________________________________
                                 Print or type shareholder's name

                                 IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE DATE, SIGN, AND RETURN




                                 THE PROXY PROMPTLY IN THE ENCLOSED,
                                 STAMPED ENVELOPE.

                                 I plan to attend the meeting.


                                 Yes _____    No _____


              (Please print address change (if any) on label below)